Exhibit 99.1

Infinity Natural Resources Appoints Cary Baetz as EVP and Chief Financial Officer; Andrew Judge as SVP of Finance
August 10, 2026
Morgantown, W. Va. --(BUSINESS WIRE)-- Infinity Natural Resources, Inc. ("Infinity" or the "Company") (NYSE: INR) today announced the appointment of Cary Baetz as Executive Vice President and Chief Financial Officer and Andrew Judge as Senior Vice President of Finance, with both effective August 12, 2026.
Mr. Baetz brings more than 30 years of financial leadership expertise spanning the energy, oilfield services, and industrial sectors, including a track record in capital markets execution, M&A, and building and running the financial systems and processes essential for high-growth public companies at scale.
Mr. Judge has over 15 years of financial and engineering leadership experience across the upstream oil & gas sector, including deep familiarity with capital markets, M&A, and standing up and scaling the investor relations and strategic finance functions of fast-growing companies.
“As Infinity continues to grow across Appalachia, we’re building a leadership team with the depth and experience to match our ambitions,” said Zack Arnold, President and Chief Executive Officer of Infinity. “Cary has a strong track record raising capital, leading companies through significant transactions, and building the financial infrastructure to support the kind of growth we expect. Andrew brings deep in-basin upstream knowledge and a proven ability to secure capital, evaluate M&A opportunities, and build strong investor relationships.”
“Infinity has assembled a strong and experienced management team and Board,” said Steve Gray, Chairman of the Board of Directors of Infinity. “The recent addition of two new Board members in Tim Dugan and Scott McNeill, each of whom brings significant public company leadership experience, further positions the Company for continued growth.”
“Infinity’s team has spent their careers living and working in the Appalachian Basin, and that continuity and local insight is what sets them apart. With increasing scale and strong financial flexibility, the Company is well positioned for disciplined growth for years to come,” said Cary Baetz. “Having led public company transitions, capital structure transformations, and strategic transactions throughout my career, I’m looking forward to applying that experience to build the financial systems and capital markets strategy to match Infinity’s growth.”
“Having spent the last several years building out the finance function at a growing Ohio Utica Shale operator, I have seen what it takes to scale a business in this basin, and I’m excited to bring that experience to Infinity as it continues to grow across Appalachia,” added Andrew Judge.
David Sproule, the Company’s current Executive Vice President and Chief Financial Officer, has resigned from his position as Executive Vice President and Chief Financial Officer with the Company, effective August 12, 2026. Mr. Sproule’s resignation is not a result of any disagreement with the Company on any matter relating to the Company’s operations, financial statements, policies, or practices.
“David has been instrumental in building and financing Infinity since our founding, playing a leadership role in raising the capital that enabled our growth and successfully positioning the Company for its initial public offering. We would like to thank him for his pivotal role in building Infinity into the company it is today and wish him well in his future endeavors,” concluded Mr. Arnold.
About Cary Baetz
Mr. Baetz most recently served as Chief Financial Officer of Boart Longyear, where he led the separation of the business into three independent entities, overseeing financial carve-outs, infrastructure modernization and strategic transformation initiatives. Prior to joining Boart Longyear, he served as Executive Vice President, Chief Financial Officer, and a member of the Board of Directors of Berry Corporation (“Berry”), an independent California-based oil and gas producer. During his tenure, he played a key role in establishing Berry as a standalone public company, leading its 2018 initial public offering, recapitalizing the balance sheet, simplifying the capital structure, developing its shareholder return framework, and overseeing strategic acquisitions, divestitures, and financing initiatives.
Prior to Berry, Mr. Baetz served as Chief Financial Officer and Treasurer of Seventy Seven Energy, where he led the company’s spin-off from Chesapeake Energy and subsequent sale. Earlier in his career, he served as Chief Financial Officer of Chesapeake Oilfield Services, Atrium Corporation, and Boots & Coots International Well Services. He also held senior finance leadership positions at Chaparral Steel Company and Texas Industries, where he was instrumental in executing the Chaparral Steel Company spin-off, raising public and private capital, and leading strategic acquisitions and divestitures.
With more than 30 years of financial leadership experience, Mr. Baetz has extensive expertise in capital markets, M&A, corporate finance, strategic planning, investor relations, financial reporting, and corporate governance. He holds a Bachelor of Science in Finance and Accounting from Oklahoma State University and a Master of Business Administration in Finance from the University of Arkansas. He currently serves on the Board of Oklahoma A&M Board of Regents, a member of the Oklahoma State University Board of Governors and past board member of Junior Achievement of Oklahoma.
About Andrew Judge
Mr. Judge most recently served as Vice President – Finance & Business Development at Encino Energy (“Encino”), a private, CPP Investments-backed Ohio Utica Shale operator, where he played a key role in the company’s growth from a startup to a $5.6 billion sale to EOG Resources in 2025. During his tenure, he helped build Encino’s investor relations platform from the ground up and raise more than $2.0 billion in capital across equity, senior unsecured notes, and secured RBL credit facilities, and he directed the company’s annual budget and long-term planning processes as oil production grew from 15,000 bbl/d to over 60,000 bbl/d.
Prior to Encino, Mr. Judge was an Associate on the investment team at Quantum Energy Partners, where he evaluated more than $3 billion in growth equity, structured capital, venture capital, and public securities investments, and he served as a deal team member on seven portfolio company investments spanning upstream, midstream, and minerals. He began his career as an engineer at ExxonMobil, where he held roles across drilling, completions, and abandonments in offshore California, deepwater Gulf of Mexico, and Sakhalin, Russia, and later coordinated high-value initiatives for XTO Energy’s asset teams within ExxonMobil.
With over 15 years of financial and engineering leadership experience, Mr. Judge has extensive expertise in capital markets, investor relations, corporate strategy, and M&A within the upstream oil & gas sector. He holds a Master of

Business Administration from Harvard Business School and a Bachelor of Science in Petroleum Engineering, with a minor in Economics, from the University of Texas at Austin.
About Infinity
Infinity (NYSE: INR) is a growth oriented, independent energy company focused on the acquisition, development, production and gathering of hydrocarbons in the Appalachian Basin. Our operations are focused on the Utica Shale in eastern Ohio as well as our stacked dry gas assets in both the Marcellus and Utica Shales in southwestern Pennsylvania.
Contacts
Infinity Natural Resources, Inc.
Thomas Marchetti
Vice President, Investor Relations
Email: ir@infinitynr.com

Source: Infinity Natural Resources, Inc.

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